Exhibit 99.1

Golden Minerals Announces Restart of Silver and Gold Mining Operations at Velardeña and Provides Update on Capital Resources

GOLDEN, CO - /BUSINESS WIRE/ - June 5, 2023 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) announced today that it plans to restart silver-gold mining operations at its Velardeña Properties located in Durango State, Mexico, subject to the receipt of sufficient capital.

Warren M. Rehn, Golden’s President and Chief Executive Officer, stated, “I am very pleased to announce that Golden Minerals’ Board of Directors has approved plans to restart mining operations at Velardeña. The decision to begin operations again at Velardeña was primarily based on vastly improved sales terms now available to us for the gold-rich pyrite concentrate that is produced from flotation processing of Velardeña mineralized material, which permit us to restart operations without the significant expense of the previously planned bio-oxidation facility. Since the start of 2023, we successfully processed 3,000 tons of material mined in our test mining activities in 2022 and we sold approximately 600 tons of these concentrates under the improved terms with net receipts of approximately $1.5 million or about $500 per ton of mined material. These recent sales augur well for the potential success of our restart plans. We anticipate that we can start mining operations with minimal initial capital of approximately $0.5 million. Our internally developed mine plan projects the production of approximately 0.4 million silver equivalent ounces1 during 2023, with the potential to ramp up to approximately 1.6 million silver equivalent ounces per year thereafter. We have contracted for completion of an independent technical report, which we expect will support our internal projections. We intend to begin preparations to start mining immediately.”

Our internal mine plan calls for underground resue mining, starting with four active stopes initially with processing at Velardeña’s Plant I flotation facility at an initial throughput rate of approximately 80 tonnes per day (“tpd”). As underground development progresses, the number of stopes is anticipated to steadily increase over a period of months until 15 to 18 stopes are ultimately in continuous production. The mill is expected to reach a steady-state processing rate of approximately 325 tpd by the end of the year. All required permits are already in place, and because Plant I has recently been in use and processing previously mined Velardeña sulfide material, after startup as development costs continue to exceed net revenue, the maximum cash outflows of about $2.3 million inclusive of the initial $0.5 million, are predicted to be paid back within the first nine months of operations.

The Company, through engagement with an independent engineering firm, intends in the third quarter of 2023 to update the March 2022 Technical Report Summary for Velardeña that was previously completed (including plans for the previously contemplated but no longer required bio-oxidation facility) in accordance with SEC SK-1300 guidelines. That report is available here, for reference: Velardeña Technical Report Summary, Mar. 2022. It summarizes the underlying model from which the Company’s current internally-developed forecasts have been developed.

1 Silver equivalent production estimate calculated based on $1900 per ounce gold and $22.50 per ounce silver with 64% payable gold recovery and 81% payable silver recovery and does not include lead and zinc, which will also be produced.

Current Company-developed forecasts for mining a portion of the published resource over an approximate seven-year life of mine (“LOM”) estimate processing 700,000 - 800,000 tonnes of material at Plant I, with LOM payable gold production of 60,000 - 70,000 ounces and LOM payable silver production of 5.5 million - 6.5 million ounces. Operating costs are estimated at $225 - $275 per tonne.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Capital Resources and Financial Outlook

The Company does not currently have sufficient resources to initiate the restart of mining operations at Velardeña or to otherwise meet its expected cash needs during the twelve months ending May 31, 2024. At May 31, 2023, our total cash resources were approximately $2.4 million and we have accrued accounts payable of approximately $1.7 million. The mining operations at Rodeo have ceased, and although we continue to process ore from the Rodeo stockpile, we do not expect to generate a significant amount of positive operating margin from Rodeo going forward. The Company needs to raise additional cash in the very near term, whether through the sale of non-core assets or equity financing, including the use of its ATM program. In the absence of sufficient asset sales, equity financing or other external funding the Company’s cash balance is expected to be depleted early in the third quarter of 2023. If financing or asset sales are not available to us, we could be forced to liquidate our business. The Company’s board of directors is considering various financing alternatives, sales of assets and other available strategic alternatives to avoid that result.

If we are successful in raising sufficient capital to restart mining operations at Velardeña during July 2023, and if we are successful in executing the mine plan described above, the forecasted net operating margin from the Velardeña Properties during the twelve-month period ended May 31, 2024 is expected to be between $1.7 million and $2.0 million. This twelve-month period includes one-time costs related to restarting operations. As the mine reaches planned capacity to feed the processing plant approximately 325 tonnes per day, the second half of 2024 is forecast to be more favorable, generating a positive operating margin higher than what is expected during the first eleven months of operations. Net operating margin is defined as revenue from the sale of metals less the cost of metals sold. Our internal estimate for the net operating margin at Velardeña assumes gold prices average $1,900 per ounce and silver prices average $22.50 per ounce. The actual amount received in net operating margin from both Rodeo and Velardeña during the period may vary significantly from the amounts specified above due to, among other things: (i) unanticipated variations in grade, (ii) challenges associated with our proposed mining plans, including difficulties in controlling grade dilution, (iii) decreases in commodity prices below those used in calculating the estimates shown above, (iv) variations in expected recoveries, (v) increases in operating costs above those used in calculating the estimates shown above, or (vi) interruptions in mining.

There is no assurance that the Company will be successful in achieving the positive operating margins at Velardeña described above. Specifically, the anticipated net operating margin from the Velardeña Properties is not based on the results of a full feasibility study. While the Company believes its internal estimates are realistic, the lack of a full feasibility study may increase the uncertainty associated with the estimates.

In addition to the estimates described above, the Company expects to collect approximately $1.5 million in VAT accounts receivable from the Mexican government; however, the timing for receipt of these payments is uncertain.

Update on Unifin dispute

As previously disclosed, the Company is party to a lawsuit in Mexico brought by Unifin Financiera, S.A.B. de C.V. (“Unifin”). Unifin is alleging that a representative of the Company’s subsidiary, Minera William, S.A. de C.V. (“Minera William”) signed certain documents in July 2011 purporting to bind Minera William as a guarantor of payment obligations owed by a third party to Unifin in connection with that third party’s acquisition of certain drilling equipment. At the time the documentation was allegedly signed, Minera William was a subsidiary of ECU Silver Mining prior to the Company’s acquisition of ECU in September 2011. A preliminary hearing on the lawsuit was held on June 2, 2023 and the trial hearing has been scheduled for June 30, 2023. Unifin is seeking recovery for as much as US$12.5 million. Because the Velardeña mine and processing plants are held by Minera William, any adverse outcome to the action may have a material impact on our ability to restart production at Velardeña.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine, advancing its Velardeña and Yoquivo properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Company’s plan to restart mining operations at the Velardeña properties, including the potential timing of restart, production expectations, required capital to restart and ramp-up operations, potential plant processing rate, projected payable gold and silver production, operating costs and net operating margin; the Company’s expected near-term cash needs; collection of approximately $1.5 million in VAT accounts receivable from the Mexican government and the need to raise additional cash in the near-term to avoid depletion of the Company’s cash balance early in the third quarter of 2023. These statements are subject to risks and uncertainties, including increases in costs and declines in general economic conditions; changes in current payable terms for gold-bearing pyrite concentrates; changes in political conditions, in tax, royalty, environmental and other laws in the Mexico and other market conditions; unanticipated variations in grade; challenges associated with our proposed mining plans, including difficulties in controlling grade dilution; decreases in commodity prices below those used in calculating the estimates shown above; variations in expected recoveries; increases in operating costs above those used in calculating the estimates shown above; interruptions in mining; or an adverse result in the pending Unifin lawsuit. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060